SECURITIES PURCHASE AGREEMENT

            SECURITIES PURCHASE AGREEMENT, dated this 16th day of April, 1998 between Anthony Malatino, with an address at 32 Loudonwood East, Loudonville, NY 12211 (the Seller ) and Carl T. Wolf, with an address of 627 Inwood Lane, South Orange, NJ 07079 (the Purchaser ).

            WHEREAS, the Seller is the holder of 83,000 shares of Class B Common Stock, par value $0.01 per share, of Saratoga Beverage Group, Inc. (the Shares ); and

            WHEREAS, the Seller and the Purchaser contemplated that the Seller would sell the Shares to the Purchaser, pursuant to a Securities Purchase Agreement dated February 12, 1998 between the Seller and the Purchaser (the Agreement); and

            WHEREAS, in contemplation of such sale, the Purchaser paid the Seller consideration of $249,000 pursuant to the Agreement; and

            WHEREAS, notwithstanding the payment of such consideration the sale of the Shares contemplated by the Agreement has not been consummated; and

            WHEREAS, the Seller and the Purchaser have mutually determined that they wish to rescind the sale of the Shares and to terminate the Agreement;

            NOW, THEREFORE, in consideration of the foregoing and other good and
valuable   consideration  the  receipt  and  sufficiency  of  which  are  hereby acknowledged, the parties hereby agree as follows:

            1. The Seller and the Purchaser agree to terminate the Agreement and rescind the contemplated purchase by the Purchaser of the Shares pursuant to the Agreement, such rescission to occur as of February 12, 1998, the date the Agreement was executed and delivered and partial consideration was paid to the Seller.

            2. All proceeds received by the Seller from the Purchaser in contemplation of such sale (which the parties acknowledge is $249,000) will be returned without interest simultaneously with the execution hereof.

            3. In connection with the rescission of the contemplated purchase of the Shares, the Seller and the Purchaser acknowledge that neither the 83,000 shares which were to have purchased pursuant to the Agreement, nor any other shares that may have been contemplated to be purchased by the Purchaser from the Seller, have been delivered; and that the sale contemplated by the Agreement has not been consummated.

            4. The Seller and the Purchaser agree that they will treat such contemplated sale for all purposes as not having occurred.


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            IN WITNESS  WHEREOF,  the parties have  hereunto set their hands and seals as of the date first above written.


                                                 /s/ Carl T. Wolf
                                                 ------------------------------
                                                 Carl T. Wolf


                                                 /s/ Anthony Malatino
                                                 ------------------------------
                                                 Anthony Malatino